 Exhibit 10.10

ASSET PURCHASE AGREEMENT

by and among

SYNERGY COAL, LLC

AND

WYOMING COUNTY COAL LLC

November 7, 2018

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 7, 2018, by and among (i) Wyoming County Coal LLC, an Indiana company (the “Buyer”), and (ii) Synergy Coal, LLC, a West Virginia limited liability company (the “Company” or Seller”). The Buyer and the Seller are sometimes each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in the business of owning assets that may be used in performing coal mining and processing (the “Business”) in Wyoming County, West Virginia, including a coal washing plant (“Wash Plant”) and a coal loadout facility with rail access (“Loadout”), commonly known as the Hatcher Preparation Plant (the Wash Plant and Loadout are collectively known as the “Facility”), located on the Real Property;

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the Assets pertaining to the Business, subject to the terms and conditions set forth in this Agreement (the “Transaction”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Thomas M. Shelton and Buyer are entering into an Asset Purchase and Sale Agreement (the “Asset Purchase and Sale Agreement”) providing for the sale by Thomas M. Shelton to the Buyer of certain real estate and other assets in accordance with the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement:

“Action” means any judicial or administrative action, claim, suit, investigation, hearing, demand or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person; it being understood that for purposes of this definition the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State of the State of West Virginia on October 26, 2011 and all amendments, modifications and supplements thereto.

“Asset Purchase and Sale Agreement” has the meaning set forth in the third WHEREAS clause to this Agreement.

“Assets” has the meaning set forth in Section 2.01 hereof.

 “Business” has the meaning set forth in the first WHEREAS clause to this Agreement.

 “Buyer” has the meaning set forth in the introduction of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.02 hereof.

“Cap” has the meaning set forth in Section 7.03 hereof.

“Closing” has the meaning set forth in Section 2.03 hereof.

“Closing Date” has the meaning set forth in Section 2.03 hereof.

“Coal Agreement Assumption” has the meaning set forth in Section 2.04(a)(ii) hereof.

 “Coal Agreements” means, collectively, that certain (i) Coal Washing and Loading Agreement, dated November 21, 2013, by and between the Company and Pioneer Fuel Corporation and (ii) Coal Purchase Option Agreement, dated November 21, 2013, by and between the Company and Pioneer Fuel Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introduction to this Agreement

“Company LLC Agreement” means the Limited Liability Agreement of the Company, dated as of April 4, 2012 and all amendments, modifications and supplements thereto.

“Company Properties” has the meaning set forth in Section 3.11(a) hereof.

“Contracts” shall have the meaning in Section 2.01 (c).

“Data” shall have the meaning in Section 2.01 (e).

“Eagle and Gilbert Permits” means two coal underground permits in Oceana District of Wyoming County of West Virginia known as Mine 1 and Mine 2. Mine 1 has been assigned West Virginia Department of Environmental Protection (“WVDEP”) Article 3 Permit U301312 for the surface disturbance of 31.56 acres in order to mine reserves in the Eagle seam of coal. Mine 2 has been assigned WVDEP Article 3 Permit U301412 for the surface disturbance of 7.65 acres in order to mine reserves in the Gilbert seam of coal.

“Effective Time” has the meaning set forth in Section 2.03 hereof.

“Employee Plan(s)” has the meaning set forth in Section 3.16(a) hereof.

“Environment” means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any federal, state or local law, including regulations promulgated thereunder, or common law relating to emissions, discharges, releases or threatened releases of pollutants, petroleum, petroleum products, contaminants, chemicals or toxic or Hazardous Substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, petroleum, petroleum products, contaminants, chemicals or toxic or Hazardous Substances or wastes.

“Equipment Leases” has the meaning set forth in Section 3.12 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Governmental Authority” means any United States federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other substances that contain polychlorinated biphenyls, (ii) any chemicals or other materials or substances that are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

“Imaged Document” has the meaning set forth in Section 10.05 hereof.

“Indebtedness” means, with respect to any Person, any and all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under or relating to letters of credit (including any obligation to reimburse the letter of credit issuer with respect to amounts drawn on such instruments), (iv) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the ordinary course of business of the Business as presently conducted), (v) under capital leases, (vi) with respect to bank overdrafts or otherwise reflected as negative cash in financial statements of such Person, (vii) for deferred compensation, (viii) to pay any accrued dividends or dividends that have otherwise been declared and not yet paid, and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

“Indemnified Party” has the meaning set forth in Section 7.04(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 7.04(a) hereof.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the Thomas M. Shelton.

“Laws” means all laws, statutes, rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitutions, ordinances, common law or treaties of any federal, tribal, state, local municipal and foreign, international or multinational Governmental Authority.

“Leases” shall have the meanings in Section 2.01 (b).

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequential and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Loadout” shall have the meaning in the first Whereas clause;

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means, either individually or in the aggregate, together with all such other changes or events, a material adverse effect on (i) the Assets or operations of the Company or the Business as a whole or (ii) the ability of the Company or the Seller to perform any material obligations under this Agreement, other than, in the case of clauses (i) and (ii) above, any change or event that directly results from (A) changes in United States or global economic conditions that do not disproportionately impact the Company or the Business or (B) changes in the industry in which the Business operates that do not disproportionately impact the Company or the Business.

“Owned Real Property” shall have the meanings set forth in Section 2.01 (a).

“Party” and “Parties” have the meanings set forth in the introduction to this Agreement.

“Permits” shall have the meaning set forth in Section 2.01(f).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Governmental Authority or other entity.

“Personal Property” shall have the meaning set forth in Section 2.01 (d).

“Proceeding” has the meaning set forth in Section 4.05 hereof.

“Proprietary Rights” means all patents, trademarks, service marks, copyrights, trade names and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

“Purchase Price” means one million, seven hundred twenty-seven thousand, two hundred seventy-three (1,727,273) common equity shares, with full voting and transfer rights, of American Resources Corporation based on the per share price of American Resources Corporation at the time of its public offering.

“Real Property” shall have the meanings in Section 2.01 (b).

“Reclamation Surety” has the meaning set forth in Section 3.22 hereof.

“Release” means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the Environment that may cause an environmental liability and cost (including the disposal or abandonment of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance).

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any hazardous material, (ii) prevent the Release of any hazardous material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) otherwise correct a condition of noncompliance with Environmental Laws.

“Seller” has the meaning set forth in the introduction to this Agreement.

“Subsidiary” means with respect to any Person (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) any limited liability company, general partnership, joint venture or similar entity, at least a majority of whose outstanding limited liability company, partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner. For purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.04(a) hereof.

“Transaction” has the meaning set forth in the second WHEREAS clause to this Agreement.

“Transfer Period” means any such period following Closing through the transfer of the Permits to Buyer.

“UMWA Agreement” has the meaning set forth in Section 2.04(a)(i) hereof.

“Wash Plant” shall have the meaning in the first Whereas clause;

 “WVDEP” has the meaning set forth in Section 4.06 hereof.

2. Acquisition of Assets

2.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Seller agrees to sell, transfer and assign to the Buyer and the Buyer agrees to purchase from the Seller, all of Seller's right, title and interest in in following assets (collectively, the “Assets”):

(a) Real Property. All of Seller’s right, title and interest in, to and under that certain fee tract of land and other real property owned by Seller in Wyoming County, West Virginia and conveyed to Seller by the deeds described on Schedule 2.01(a) and as generally depicted on the map included as a part thereof, which schedule and map are attached hereto and hereby made a part hereof (the “Owned Real Property”).

(b) Leases. All of Seller’s right, title and interest in, to and under the leases, subleases, easements, licenses, rights-of-way, instruments, or other real property rights conveyed to Seller by the instruments described on Schedule 2.01(b) and as generally depicted on the map included as a part thereof (collectively the “Leases” and, together with the Owned Real Property, the “Real Property”).

(c) Contracts. All of Seller’s right, title and interest in, to and under the contractual agreements, assignments, and other property rights relating to the Assets.

(d) Personal Property. All of Seller’s right, title and interest in, to and under the equipment, machinery, furniture, fixtures, tools, supplies, spare parts, improvements and other tangible personal property listed on Schedule 2.01(d) or located on any Real Property (collectively, the “Personal Property”).

(e) Records. All engineering, operational data, charts, surveys, maps, plans, drawings, computer files, permit applications, books, records, data, title and other reports, tax tickets, tax appraisals, documents, papers, instruments and all other materials of all kinds relating to the Assets in the possession of Seller (collectively, the “Data”), provided that Seller may retain copies of such Data.

(f) Permits. All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of or filings or registrations with or issued by any Governmental Authority relating to the Assets or the operation of the Facility (collectively, the “Permits”).

2.02
Purchase Price. Upon the public offering of American Resources Corporation, the Buyer agrees to pay the Purchase Price to the Seller in exchange for the Assets.

2.03
Time and Place of Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Greenberg Traurig, 200 Park Ave, New York, NY 10166 on November 7, 2018 or such other date or place as may be mutually agreed upon by the Parties following the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the Transaction to be performed on the Closing Date (other than conditions with respect to actions to be taken by the Parties at Closing); provided that the Closing shall take place concurrently with the closing under the Asset Purchase and Sale Agreement. The date of the Closing is referred to as the “Closing Date”. For the purposes of passage of title and risk of loss, adjustments and other economic or financial effects of the transactions contemplated hereby, the Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on the Closing Date (the “Effective Time”).

2.04
Closing Deliveries.

(a)            At the Closing, Buyer shall pay or deliver, as the case may be, to the Seller:

(i) an assignment and assumption agreement, in substantially the form of Schedule 2.04 attached hereto and made a part hereof (the “UMWA Agreement”), pursuant to which the Seller shall assign and Buyer shall assume all rights, duties and obligations of the Seller under that certain Agreement Concerning Termination of Operations, dated May 17, 1993, between Pioneer Fuel Corporation and the International Union, United Mine Workers of America, attached hereto as Exhibit A, duly executed by Buyer;

(ii) an assumption agreement, in substantially the form of Exhibit B attached hereto and made a part hereof (the “Coal Agreement Assumption”), pursuant to which Buyer shall agree to assume and perform the obligations of the Company under the Coal Agreements;

(iii) an Assignment and assumption agreement so that Buyer will agree to assume the obligations of Company under the document listed in items 3-14 of Schedule 3.11(a); items 1, 2, 4, 6 and 7 of Schedule 3.13; and Schedule 3.09.

(iv) such other instruments and documents, duly executed by Buyer, as the Seller may reasonably request from the Buyer in connection with the Transaction on or prior to the Closing Date.

(b) At the Closing, Seller shall deliver to Buyer:

(i) Deeds to the CNG Property and the Black Rock Property;

(ii) the UMWA Assumption Agreement, duly executed by the Seller;

(iii) the Coal Agreement Assumption, duly executed by the Seller;

(iv) the Assignment and Assumptions listed in Section 2.04(a)(iii); and

(v) such other instruments and documents, duly executed by the Seller, as Buyer may reasonably request from the Seller in connection with the Transaction on or prior to the Closing Date.

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing and the Effective Time:

3.01
Ownership of Seller's Interest. The Seller is the beneficial and record owner of the Assets free and clear of any Liens. The Seller has full right, power and authority to transfer the Assets. There are no agreements restricting the transfer by the Seller of the Assets. Upon consummation of the Transaction, the Buyer will hold the Seller's entire ownership interest in the Assets, free and clear of all Liens, other than those created by the Buyer. None of the Assets are subject to any outstanding option, warrant, call, or similar right of any other person or entity to acquire the same.

3.02
Authorization of the Transaction. The Seller has the requisite right, power and authority to execute and deliver this Agreement and the other documents contemplated herein and to perform their respective obligations hereunder and thereunder. All actions or proceedings to be taken by or on the part of the Seller to authorize and permit the execution and delivery by the Seller of this Agreement, the other documents contemplated herein, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the Transaction have been duly and properly taken. This Agreement and the other documents contemplated herein, have been duly executed and delivered by the Seller, constitute their legal, valid and binding obligation and are, and will be, enforceable in accordance with the terms and conditions therein, subject only to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

3.03
Noncontravention. The execution and delivery of this Agreement, the other documents contemplated herein and the consummation of the Transaction, does not or will not conflict with, result in a breach of, constitute a default or right or cause of action under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party, by which they are bound or to which any of their Assets are subject. The Seller is not required by applicable Law or other obligation to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the Transaction.

3.04
Brokers' Fees. Neither the Seller nor any of its Affiliates have any Liability to any broker, finder, investment bank, financial advisor or other similar Person arising from or related to the Transaction for which the Buyer or the Company could be or become liable or obligated.

3.05
Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller in respect of the Assets.

3.06
Litigation. There is no Action pending to which the Seller is a party or, to the actual knowledge of the Seller, threatened, against the Seller, which questions the validity of this Agreement or prohibits the ability of the Seller to consummate the Transaction.

3.07
Title to Assets. The Company has good and marketable title to, or, in the case of property held under lease or license, a valid and enforceable right to use under an enforceable lease or license, the Real and Personal Properties and Assets, tangible and intangible, owned, leased or used by it, located on its premises, and used in the conduct of the Business as currently conducted (excluding the personal property of employees), in each case free and clear of all Liens, except for:

(a) Liens for Taxes not yet due and payable and for which appropriate reserves have been established on the Company's books and records; and

(b) Statutory Liens for carriers, warehousemen, materialmen, landlords and the like that are described on Schedule 3.07(b).

The Liens described in clauses (a) through (b) above shall be referred to herein as the “Permitted Liens.”

3.08
Compliance with Laws. To the Company’s Knowledge, it complies in all material respects with and has conducted the Business (i) in all material respects in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities to which the Company is a party. No investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

3.09
Licenses and Permits. Schedule 3.09 lists all the Licenses and Permits applicable to Company. No other governmental authorizations are necessary or required for the Company to own, lease or use its Assets, other than any governmental authorization that the failure to hold, own, possess or use could not reasonably be expected to have a Material Adverse Effect. The Company has not received any written notice that remains outstanding from any Governmental Authority or Person regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any Licenses and Permits.

3.10
Taxes.

(a) (i) The Company has at all times been treated as a partnership or disregarded entity for federal and applicable state income tax purposes and has filed its federal and state income Tax Returns consistent with such treatment, (ii) the Company has filed or caused to be filed on a timely basis (taking into account all applicable extension periods) all material Tax Returns (as hereinafter defined) that are or were required to be filed by it pursuant to applicable laws, (iii) all such Tax Returns were correct and complete in all material respects, (iv) the Company and each Subsidiary has paid all Taxes which are due and payable, whether or not shown on such Tax Returns, (v) none of the federal income Tax Returns of the Company or the Subsidiaries has been audited by the IRS or any state taxing authority, (vi) no such audits are proposed or pending, and (vii) there is not now in force any waiver or agreement by it for the extension of time for the assessment of any Tax of the Company or any Subsidiary.

(b) To the extent that any state or local Tax liability is determined for a period that begins before, but does not end on the Closing Date, the Tax liability for such taxable period shall be apportioned to Seller based on the number of days in the tax period ending on or prior to the Closing Date, and to the Buyer based on the number of days in the tax period after the Closing Date; and each shall reimburse the other for any change in any such liability based on a determination of any state or local tax authority.

(c) There are no material Liens for Taxes upon any of the Assets or property of the Company and no event has occurred, which with the passage of time or the giving of notice, or both, could reasonably be expected to result in a material Lien for Taxes on any of the Assets.

3.11
Real Property.

(a)            Schedule 3.11(a) sets forth a true, correct and complete list of all material real property leases, subleases, licenses, deeds and easements pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee, holder or grantor or grantee in each case as amended through the date hereof (the “Company Properties”), which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company has guaranteed the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use).

(b) Each lease of premises utilized by the Company or in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto, except as shown on Schedule 2.01(b), and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Knowledge of the Company, free of any material default or breach on the part of the lessors thereunder, and the Company quietly enjoys the premises provided for therein.

(c) No consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the Transaction, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease, license or mortgage.

(d) There are no eminent domain proceedings pending or, to the Knowledge of the Company, threatened against any Company Properties. There are no pending or, to the Knowledge of the Company, contemplated zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Company Properties. All of the Company Properties are currently zoned in the zoning category which permits operation of such properties as now used and maintained for the operation of the Business, and none of such Company Properties nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

3.12
Personal Property Leases

. Schedule 3.12 sets forth a true, correct and complete list and description of all material agreements (or group of related agreements) to which the Company is a party for the lease of personal property, including leases for equipment, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the expiration date (the “Equipment Leases”). The Company has not breached any agreement pertaining to, nor is in default with respect to, or is overdue in payment of, any amounts owing under any Equipment Lease.

3.13
Contracts.

(a) Schedule 3.13 sets forth a complete and correct list of all material Contracts relating to the Business to which the Company is a party or to which the Assets are subject.

(b) All Contracts are valid, binding, in full force and effect and enforceable against each party thereto and no material violation, breach or default exists which has been committed by or with respect to the Company, or to the Knowledge of the Company, or any other party thereto, with respect to such Contracts.

(c) The Company is not in material breach of any Contract, nor to the Knowledge of the Company is any Person in material breach of any such agreement.

(d) The transfer and sale of the Assets will not terminate, or cause a default under, any such Contracts.

3.14
Insurance. The Company has in effect insurance coverage for all of its Assets to the extent reasonably required for its business as presently being conducted. A complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance (including workers' compensation) held or owned by the Company set forth on Schedule 3.14. Schedule 3.14 also sets forth a summary of the Company's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to the Company. None of the policy limits of such insurance have been exhausted. The Company is not in material default or breach with respect to any provision contained in any such insurance policies, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion. The Company has not received any notice of the intent of any insurance company to not renew or to cancel any insurance policies for the Company or materially increase the premiums thereunder, and, except as set forth on Schedule 3.14, none of the insurance policies shall terminate as a result of the Transaction. The Company has timely made all material claims under such insurance policies. No letters of credit have been posted or cash restricted for the benefit of any such insurance policies.

3.15
Employees and Labor Matters. The Company is not a party to any collective bargaining agreement or any employment, consulting or similar agreement or any agreement, plan or arrangement providing for severance payments to any employee upon termination of employment or which provide benefits upon a change in control. Except for the employees set forth on Schedule 3.15, to the Knowledge of the Company, no other current or former employees of Seller are subject to any collective bargaining agreement currently in effect pursuant to which any of the Assets are subject or bound. There has been no labor strike, work stoppage, unfair labor practice charge, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened against or with respect to the Company. None of the employees of the Company is represented by a labor union, and no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. There has not been, nor is there any pending or threatened employee strike, work stoppage or labor dispute with respect to any employees of the Company. The Company has complied in all material respects with independent contractor and immigration and naturalization laws, rules and resolutions in connection with the employment of its work force and hiring of independent contractors. Schedule 3.15 sets out a list of all salaried and hourly employees of the Company together with their date of hire, job description or grade, age, salary for all periods since the Company was formed and all material benefits provided during such period and the applicable terms and conditions of employment of all such employees.

3.16
Employee Plans.

(a) The Company has no Employee Plans (hereinafter defined) to which it contributes or is obligated to contribute, under which it has or may have any Liability for premiums or benefits, or which benefits any current or former employee, director, consultant or independent contractor of the Company or any beneficiary thereof. For purposes of this Agreement, the term “Employee Plan” means any plan, program, agreement, policy or arrangement (a “Plan”), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA; (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA; (iii) an option, membership interest bonus, membership interest purchase or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan whether for the benefit of a single individual or a group of individuals.

(b) Multiemployer Plans. The Company does not contribute, and has never contributed, to any “multiemployer plan” as defined in Section 3(37) of ERISA and has no actual or potential withdrawal liability with respect to any such plan.

3.17
Intellectual Property. Schedule 3.17 sets forth a complete and correct list of all Proprietary Rights owned or used by the Company in connection with the Business. Except as set forth on Schedule 3.17, (i) the Company owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of the Proprietary Rights set forth on Schedule 3.17, free and clear of all Liens (other than Permitted Liens); (ii) the Company has not received any notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights used in connection with the Business, nor to the Knowledge of the Company, is any such claim threatened; (iii) the Company has not infringed, misappropriated or otherwise conflicted in any material respect with any Proprietary Rights of any third party, nor will any such infringement, misappropriation or conflict occur as a result of the continued operation of the Business following the Closing Date in substantially the same manner as currently conducted; and (iv) all Proprietary Rights set forth on Schedule 3.17 will be owned by or available for use by the Company immediately subsequent to Closing on identical terms and conditions as currently owned or used.

3.18
Environmental Matters. Except as set forth in Schedule 3.18:

(a) to the Company’s Knowledge, the Company is in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b) the Company is not the subject of any outstanding order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(c) the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any Licenses and Permits issued pursuant to Environmental Law, or may have any Liability under any Environmental Law;

(d) there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any Liability or other obligation pursuant to any Environmental Law; and

(e) to the Knowledge of the Company, within the past five years there is not located at any property owned, operated or leased by the Company any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances.

3.19
Affiliate Transactions. Except as set forth on Schedule 3.19, the Company is not a party to any transaction with (i) any employee, officer or director of the Company, (ii) any relative of any such employee, officer or director of the Company, or (iii) any Person that, directly or indirectly, is controlled by or under common control with the Company or with any such employee, officer, director or relative, including without limitation any contract, agreement or other arrangement (a) providing for the furnishing of services by such Person, (b) providing for the rental of real or personal property from or to such Person, (c) providing for the guaranty of any obligation of such Person, (d) requiring any payment to such Person which will continue beyond the Closing Date, or (e) establishing any right or interest of such Person in the Assets.

3.20
Books and Records. The books and records of the Company (including minute books and books of account) contain a record of all material transactions and all material proceedings of the members and managers of the Company, are complete and correct in all material respects and have been maintained in accordance with normal and sound business practice and Laws.

3.21
Litigation. To Company’s Knowledge there is no legal Action, Proceeding, arbitration, investigation or claim pending or threatened pertaining to the Assets.

3.22
Reclamation Account. Seller has posted approximately two hundred thirty-four thousand and two hundred and forty dollars ($234,240) cash with the West Virginia Division of Mining Reclamation to serve as surety for Seller’s reclamation obligation (“Reclamation Surety”) as shown on Schedule 3.22. Seller will keep the Reclamation Surety on file with the West Virginia Division of Mining Reclamation until such time as Buyer posts its own surety in the form of cash or bonds, but for no longer than twelve (12) months from Closing.

3.23
Reliance of Buyer. Seller disclaims and makes no representation or warranty, expressed or implied, as to the accuracy, completeness, usefulness or reliability of the due diligence information provided to Buyer or any portion thereof whatsoever, except for such representations and warranties expressly set forth in this Agreement.

4. Representations and Warranties of the Buyer. The Buyer does hereby represent and warrant to the Seller as follows, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing and the Effective Time:

4.01
Organization of the Buyer. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of State of Indiana.

4.02
Authorization of the Transaction. The Buyer has the power and authority to execute and deliver this Agreement and the other documents contemplated herein and to perform its obligations hereunder. All actions or proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement, the other documents contemplated herein, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transaction have been duly and properly taken. This Agreement and the other documents contemplated herein have been duly executed and delivered by the Buyer, constitutes its legal, valid and binding obligation and is enforceable in accordance with its terms and conditions, subject only to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

4.03
Noncontravention. The execution and delivery of this Agreement, the other documents contemplated herein and the consummation of the Transaction, does not or will not (i) conflict with or result in a breach of any provision of the Buyer's Articles of Organization or Limited Liability Company Agreement or (ii) conflict with, result in a breach of, constitute a default or right or cause of action under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party, by which the Buyer is bound or to which any of its assets are subject, except where such conflict, breach, default, acceleration or other event would not individually or in the aggregate have a Material Adverse Effect on the ability of the Buyer to fulfill its obligations under this Agreement. The Buyer is not required by applicable Law or other obligation to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Buyer to consummate the Transaction.

4.04
Brokers' Fees. The Buyer has no Liability to any broker, finder, investment bank, financial advisor or other similar Person arising from or related to the Transaction for which the Seller could be or become liable or obligated, except for fees and expenses (if any) which shall be solely the responsibility of (and will be paid by) the Buyer after the Closing.

4.05
Permitting. Except as set forth on Schedule 4.05, neither Buyer nor any person or entity that, together with any Affiliates of Buyer, owns ten percent (10%) or more of the equity interests of Buyer has been subject to any bond forfeiture, permit suspension or revocation or similar effort or any Proceeding instituted by any Governmental Authority that would prohibit or materially adversely affect the transfer of the Permits to Buyer. Neither Buyer nor any person or entity “owned or controlled” by Buyer or any of their respective Affiliates, has been notified by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended (or any comparable state statute), that it is currently (a) ineligible to receive additional surface mining permits or (b) under investigation to determine whether its eligibility to receive such permits should be revoked, i.e., “permit blocked.” As used in this Section 4.05, “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (1991). As used in this Agreement, “Proceeding” shall mean any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Authority.

4.06
Bonding Capacity. Within the first twelve (12) months after the Closing Date, Buyer will produce immediately available funds sufficient to replace all Reclamation Surety associated with the Permits in the amount as may be determined by the West Virginia Division of Mining Reclamation (“WVDEP”). As soon as feasible after Seller’s Reclamation Surety is replaced by Buyer, Buyer shall reimburse Seller for the Reclamation Surety.

4.07
Financing. The Buyer has, and shall have as of the Closing, the Purchase Price and all other amounts payable pursuant to this Agreement and the Asset Purchase and Sale Agreement and all fees and expenses in connection with the transactions completed hereby and thereby.

5. Covenants. The Parties agree as follows:

5.01
Transaction Expenses. The Parties shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the Transaction, including without limitation all fees and expenses of their agents, representatives, counsel and accountants.

5.02
Press Releases; Confidentiality. None of the Parties hereto will issue any press release or make any other public announcement regarding this Agreement or the Transaction without the consent of the other Parties. Each Party will hold, and will cause its employees, consultants, advisors and agents to hold, in strictest confidence the terms of this Agreement and any non-public information concerning the other Parties (including the identity of the Parties and their Affiliates) obtained pursuant to this Agreement or in connection with the negotiation hereof. Notwithstanding the preceding provisions, a Party may disclose such information (i) to its Affiliates, investors, prospective investors and financing sources or (ii) to the extent required by any applicable Law (including disclosure requirements under federal and state securities laws and disclosure required in connection with any judicial or administrative proceeding of any Governmental Authority), but the Party proposing to disclose such information will first notify and consult with the other Parties concerning the proposed disclosure, to the extent reasonably feasible. Each Party also may disclose such information to employees, consultants, advisors, agents and actual and potential lenders and investors whose knowledge is necessary to facilitate the consummation of the Transaction. Each Party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

5.03
Access. The Company will permit representatives of the Buyer to have reasonable access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Company or the Business. If the Company shall desire to dispose of any such books, records, contracts or documents, the Company shall, prior to such disposition, give the Buyer a reasonable opportunity to segregate and remove such books and records as the Buyer may select.

5.04
Efforts to Consummate Transaction. The Parties shall use commercially reasonable efforts to take or cause to be taken all such actions required to consummate the Transaction, including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by the Seller, the Company or the Buyer in connection with the consummation of the Transaction.

5.05
Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Assets), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable law, the Seller will join in the execution of any such Tax Returns and other documentation.

5.06
Disclaimer of Warranties. The Buyer acknowledges that the representations and warranties contained in Section 4 or in any Seller Agreement are the only representations or warranties given by the Seller, and that all other express or implied warranties are disclaimed. Without limiting the foregoing and except as otherwise provided in this Agreement or the Seller Agreements, and without waiving any defenses to Liability under any Laws, the Buyer acknowledges that, except as otherwise provided in Section 4 or in the Seller Agreements, the Assets are being conveyed to Buyer “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of condition, merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, THE BUYER ACKNOWLEDGES THAT EXCEPT AS PROVIDED HEREIN, THE SELLER AND ITS RESPECTIVE RELATED PERSONS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (A) ANY USE TO WHICH THE ASSETS MAY BE PUT, (B) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ASSETS, (C) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO THE BUYER OR RELATED PERSONS, (D) THE CONDITION OF THE ASSETS, INCLUDING COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS, OR (E) THE ASSETS PRIOR TO THE DATE SELLER ACQUIRED THE ASSETS. For purposes of this Section, “Related Persons” shall mean Affiliates of Seller and any member, manager, officer, director, employee, agent, shareholder, representative, successor or assign of Seller or its Affiliates.

6. Conditions to Obligations to Close.

6.01
Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Transaction is subject to satisfaction of the following conditions:

(a) Representations and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

(b) Approvals. But for the Eagle and Gilbert Permits, all governmental and third party approvals, consents, permits and waivers set forth on Schedule 6.01 shall have been obtained in form and substance reasonably satisfactory to the Buyer. The Eagle and Gilbert Permits assignments will be given to Buyer as soon as Seller receives them from the assignor.

(c) Liens. All Liens (other than Permitted Liens) on the Assets shall have been released in a manner satisfactory to the Buyer.

(d) Closing Deliveries. The Seller shall have delivered to the Buyer all of the documents set forth in Section 2.04(b).

(e) Material Adverse Change. Since the date of this Agreement, no material adverse change to the Business shall have occurred.

(f) Absence of Litigation. No Action shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent consummation of any portion of the Transaction, (ii) cause any portion of the Transaction to be rescinded following consummation or (iii) have a Material Adverse Effect on the rights of the Company (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(g) Asset Purchase and Sale Agreement. All conditions to closing under the Asset Purchase and Sale Agreement shall have been satisfied or waived (other than those conditions that by their nature will be satisfied at the closing thereunder).

The Buyer specifically waives any condition pertaining to the existence of valid and current Eagle and Gilbert Permits at the time of Closing. The Buyer may waive any other condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

6.02
Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Transaction are subject to satisfaction of the following conditions:

(a) Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement and the Asset Purchase and Sale Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and the Asset Purchase and Sale Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b) Approvals. All governmental and third party approvals, consents, permits and waivers set forth on Schedule 6.01 shall have been obtained in form and substance reasonably satisfactory to the Seller.

(c) Absence of Litigation. No Action shall be pending before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent consummation of any portion of the Transaction or (ii) cause any portions of the Transaction to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

(d) Purchase Price. The Buyer shall have paid the Purchase Price in accordance with Section 2.02.

(e) Closing Deliveries. The Buyer shall have delivered to the Seller all of the documents set forth in Section 2.04(a).

(f) Asset Purchase and Sale Agreement. All conditions to closing under the Asset Purchase and Sale Agreement shall have been satisfied or waived (other than those conditions that by their nature will be satisfied at the closing thereunder).

(g) Closing of Asset Purchase and Sale Agreement. The Asset Purchase and Sale Agreement between Thomas M. Shelton and Wyoming County Coal LLC shall have closed.

The Seller may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

7. Indemnification.

7.01
Indemnification by the Buyer. Following the Closing, the Buyer shall indemnify and hold harmless the Seller at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any representation or warranty made by the Buyer in this Agreement; and (ii) any breach of any covenant and agreement made by the Buyer in this Agreement. A breach of any representation or warranty in the Asset Purchase and Sale Agreement by Buyer shall be a breach of this Agreement.

7.02
Indemnification by the Seller. The Seller hereby agrees to indemnify and hold the Buyer and its respective managers, officers, directors, employees, Affiliates, member, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Losses arising from: (i) any breach of the representations and warranties made by the Seller in this Agreement; and (ii) any breach of the covenants or agreements made by the Seller in this Agreement.

7.03
Limitations of Indemnity. Notwithstanding the foregoing, (i) no claim for indemnification under Section 7.02 shall first be asserted after the one year anniversary of the Closing Date and (ii) no Seller shall have any Liability with respect to claims arising under Section 7.02 until the aggregate of all amounts payable under Section 7.02 exceeds three hundred thousand dollars ($300,000) and then only for those amounts that exceed $300,000; provided, that, in no event shall the amount payable under Section 7.02 exceed the sum of five hundred thousand dollars ($500,000) (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to: (i) a claim for fraud, nor (ii) a claim for indemnification under Sections 3.01 (Ownership of Seller's Interest) and 3.07 (Title to Assets).

7.04
Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages or otherwise does not seek an injunction or other equitable relief that could reasonably be expected to have an adverse effect on the continuing business interests of the Indemnified Party, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice that could reasonably be expected to have an adverse effect on the continuing business interests of the Indemnified Party and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.04(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other Party (which consent shall not unreasonably be withheld).

(d) In the event any of the conditions in Section 7.04(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and may consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult in advance with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Section 7.

7.05
Exclusive Remedy. After the Closing, and except for claims of fraud or intentional misrepresentation, the obligations to indemnify under this Section 7 shall provide the exclusive remedy against a Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement.

8. Termination.

8.01
Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) if due diligence is unsatisfactory to Buyer; (ii) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, and the Buyer has notified the Seller of the breach but the breach has continued without cure for a period of 15 days after the notice of breach or (iii) if the Closing shall not have occurred on or before December 1, 2018, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement); and

(c) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing or (i) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach and the breach has continued without cure for a period of 15 days after the notice of breach; or (ii) if the Closing shall not have occurred on or before December 1, 2018 by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement). In the event that the Seller terminates this Agreement for any reason other than a breach of a representation, warranty or covenant contained in this Agreement and/or the failure to close on or before December 1, 2018, the Seller shall pay the Buyer’s reasonable and necessary legal and due diligence incurred in investigating and pursuing the Transaction.

8.02
Effect of Termination

. If any Party terminates this Agreement pursuant to Section 8.01 hereof, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party; provided, however that no termination shall relieve any Party from any Liability arising from or relating to such Party's breach at or prior to termination.

9. Permitting.

9.01
Documents. Following the Closing, Buyer shall use its commercially reasonable efforts (with the reasonable cooperation of Seller) to diligently pursue the transfer of the Permits to Buyer during the Transfer Period. Within forty-five (45) days of the Closing Date, Buyer shall deliver copies to Seller of all filings, each in a form reasonably believed by Buyer to comply with the requirements of the applicable Governmental Authority for the transfer of Permits to Buyer. Until such time after the Closing as Buyer shall have secured all relevant consents and approval as of Governmental Authorities for the transfer of a particular Permit from Seller to Buyer (and shall have completed that transfer), Seller will provide reasonable cooperation (including signing such regulatory forms as necessary with respect to such transfer) with Buyer in good faith to allow approval of transfer of such Permits.

9.02
Filings. Within sixty (60) days following the Closing Date, the Buyer shall make all filings with the appropriate Governmental Authorities, and shall thereafter diligently pursue the transfer of the Permits to Buyer. Seller shall cause its Reclamation Surety for the bonds set forth in Schedule 9.02 to remain in place in accordance with Section 3.22. Following the Closing, Seller shall cooperate with the Buyer to file such applications and pursue issuance of all applicable Permit transfers, at the sole cost and expense, including signing such regulator forms as Buyer may reasonably request with respect to the transfer of the Permits.

10. Miscellaneous.

10.01
Third Parties. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third person to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any Party to this Agreement.

10.02
Entire Agreement. This Agreement, together with the attached Schedules and Exhibits, and, once executed and delivered, the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and may not be changed, terminated or discharged except by writing duly executed by the Parties hereto. In the event of a conflict between the terms and conditions of this Agreement and the Asset Purchase and Sale Agreement, the terms and conditions of this Agreement shall control.

10.03
Assignment. The rights and obligations of any Party arising under this Agreement, or any interest therein, shall not be assigned, transferred, conveyed, sold, pledged, mortgaged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise), in whole or in part, without obtaining the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed.

10.04
Benefit. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their respective successors and assigns.

10.05
Counterparts. This Agreement may be executed in counterparts (including via facsimile and e-mail), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto. The executed Agreement together with any attachments hereto may be photocopied and stored on computer tapes, disks and similar electronic storage media (“Imaged Document”). If an Imaged Document is introduced as evidence in any judicial, arbitration, mediation or administrative proceeding, neither Party shall object to the admissibility of the Imaged Document on the basis that such was not originated or maintained in documentary form under either the hearsay rule, the best evidence rule, or other rule of evidence.

10.06
Headings. The headings contained in this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

10.07
Notices. Except as otherwise specified in this Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date when personally delivered to the Party to whom notice is to be given, on the date of transmission if sent by confirmed facsimile transmission, or on the second day after mailing, if mailed to the party to whom notice is to be given, by nationally recognized overnight delivery service and properly addressed as follows:

TO SELLER AT
Thomas M. Shelton
2153 Windward Shore Drive
Virginia Beach, Virginia 23451
Facsimile: (757) 596-9302
Email: tshelton@wmjordan.com

WITH COPIES TO:
Greenberg Traurig, LLP
1000 Louisiana Street, Suite 1700
Houston TX 77002
Attention: William Garner
Office: (713) 374-3549
Facsimile: (713) 374-3505
Email: garnerw@gtlaw.com
TO BUYER AT Gregory Q. Jensen Wyoming County Coal LLC P.O. Box 606 Fishers, Indiana 46038 Email: gqj@questenergycorp.com

Any Party may change its address for the purposes of this section by giving the other Party hereto written notice of the new address in the manner set forth above.

10.08
Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Indiana, without regard to or application of its conflict of laws or principles.

10.09
Waivers. The waiver by any Party to this Agreement of compliance by any other Party with, or a breach of any other Party of, any provision of this Agreement shall be made in writing executed by the Party waiving such compliance or breach which shall be delivered to the Party whose compliance or breach is being waived. The waiver by any Party hereto of compliance with or breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach or failure to comply with any other provision of this Agreement.

10.10
Severability. In the event one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not a part of this Agreement.

10.11
Incorporation of Schedules. The schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.12
Drafting. No inference shall be drawn in favor of or against any Party based upon its participation in the drafting of this Agreement or any of the other documents referenced herein.

10.13
No Consequential Damages. Except as prohibited by law and except to the extent any claim, action, suit or proceeding is brought by any third party for any special, exemplary, punitive or consequential damages against an indemnitee, the Buyer, on its own behalf and on behalf of any indemnitee of Buyer, and the Seller, on its own behalf and on behalf of any indemnitee of Seller, waives any right it or they may have to claim or recover any special, exemplary, punitive or consequential (including business interruption) damages, or any damages other than, or in addition to, actual damages, whether pursuant to this Agreement, the Related Agreements or otherwise.

10.14
Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any United States federal court sitting in the United States District Court for the Southern District of Indiana, or in the event (but only in the event) that such court does not have jurisdiction over such Action or Proceeding, in any Indiana state court sitting in Hamilton County. Consistent with the preceding sentence, the Parties hereto hereby (a) submit to the exclusive jurisdiction of any such United States federal court or Indiana state court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

WYOMING COUNTY COAL LLC

   By:
   Name:
   Title:

SELLER:

SYNERGY COAL, LLC

   By:
   Name: Thomas M. Shelto
   Title: